As filed with the Securities and Exchange Commission on October 11, 2023.

Registration No. 333-71670

Registration No. 333-147206

Registration No. 333-176062

Registration No. 333-255623

Registration No. 333-212836

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-71670

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-147206

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-176062

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-255623

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-212836

UNDER

THE SECURITIES ACT OF 1933

MAGELLAN MIDSTREAM PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	73-1599053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Magellan Midstream Partners Long-Term Incentive Plan

(Full titles of the plan)

One Williams Center

Tulsa, Oklahoma 74172

(918) 574-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Walter S. Hulse III

Chief Financial Officer, Treasurer and Executive Vice President,

Investor Relations and Corporate Development

Magellan GP, LLC

100 West Fifth Street

Tulsa, Oklahoma 74173

(918) 588-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julian Seiguer, P.C. Anne G. Peetz Kirkland & Ellis LLP 609 Main Street Houston, TX 77002 (713) 836-3600	Patrick W. Cipolla ONEOK, Inc. Vice President, Associate General Counsel – Compliance & Ethics and Corporate Secretary 100 West Fifth Street Tulsa, Oklahoma 74103 (918) 588-7000)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Magellan Midstream Partners, L.P., a Delaware limited partnership (“Magellan”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), which were filed by Magellan with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all common units representing limited partner interests in Magellan (“Common Units”), registered but unissued under each such Registration Statement as of the date hereof:

1.	Registration Statement on Form S-8 (No. 333-71670), which was filed by Magellan with the SEC on October 16, 2001, as amended, registering 2,800,000 Common Units (after giving effect to two two-for-one splits of Common Units occurring on April 12, 2005 and on October 12, 2012, respectively) under the Magellan Midstream Partners Long-Term Incentive Plan, as amended;

2.	Registration Statement on Form S-8 (No. 333-147206), which was filed by Magellan with the SEC on November 7, 2007, registering 3,600,000 Common Units (after giving effect to the two-for-one split of Common Units occurring on October 12, 2012) under the Magellan Midstream Partners Long-Term Incentive Plan, as amended;

3.	Registration Statement on Form S-8 (No. 333-176062), which was filed by Magellan with the SEC on August 4, 2011, registering 3,000,000 Common Units (after giving effect to the two-for-one split of Common Units occurring on October 12, 2012) under the Magellan Midstream Partners Long-Term Incentive Plan, as amended;

4.	Registration Statement on Form S-8 (No. 333-212836), which was filed by Magellan with the SEC on August 2, 2016, registering 2,500,000 Common Units under the Magellan Midstream Partners Long-Term Incentive Plan, as amended; and

5.	Registration Statement on Form S-8 (No. 333-255623), which was filed by Magellan with the SEC on April 29, 2021, registering 1,800,000 Common Units under the Magellan Midstream Partners Long-Term Incentive Plan, as amended.

On September 25, 2023, pursuant to the transactions contemplated by the Agreement and Plan of Merger, dated as of May 14, 2023 (the “Merger Agreement”), by and among ONEOK, Inc., an Oklahoma corporation (“ONEOK”), Otter Merger Sub, LLC (“Merger Sub”), a Delaware limited liability company and wholly owned, direct, subsidiary of ONEOK, and Magellan, Merger Sub merged with and into Magellan, as a result of which Magellan became a wholly owned, direct, subsidiary of ONEOK.

As a result of the completion of the transactions contemplated by the Merger Agreement, Magellan has terminated all offerings of Common Units pursuant to the Registration Statements. In accordance with the undertakings made by Magellan in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, Magellan hereby removes from registration by means of these Post-Effective Amendments all Common Units registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Units and Magellan hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on October 11, 2023.

MAGELLAN MIDSTREAM PARTNERS, L.P.

By:	Magellan GP, LLC, its general partner

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

Note: No other person is required to sign these Post-Effective Amendments to Form S-8 Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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